Exhibit 99.1

Contact:                 Edmund E. Kroll
Senior Vice President, Finance and Investor Relations
(212) 759-0382

FOR IMMEDIATE RELEASE

CENTENE CORPORATION TO PROVIDE 2010 FINANCIAL GUIDANCE ON JANUARY 8, 2010

COMPANY REAFFIRMS 2009 FINANCIAL GUIDANCE

ST. LOUIS, MISSOURI (December 10, 2009) — Centene Corporation (NYSE: CNC) today announced that it plans to release its 2010 financial guidance at approximately 6:00 AM (Eastern Time) on Friday, January 8, 2010, and host a conference call afterwards at approximately 8:30 AM (Eastern Time) to discuss the details of its guidance. Michael F. Neidorff, Chairman and Chief Executive Officer, and William N. Scheffel, Executive Vice President, Chief Financial Officer and Treasurer, of Centene Corporation will host the call.

While Centene believes its underlying long-term growth trends remain intact, the Company expects 2010 earnings per share to be approximately flat compared to 2009. This expectation reflects anticipated start-up costs associated with the new Mississippi contract, announced pharmacy carve-outs in Indiana and Ohio, and the impact of January 2010 rate changes.  These initial 2010 earnings expectations do not reflect the potential impact of federal healthcare reform. Centene plans to provide more detailed 2010 financial guidance on January 8, 2010.

Additionally, the Company announced that based on results for the first two months of the fourth quarter of 2009, Centene is reaffirming its previous 2009 financial guidance.

Investors and other interested parties are invited to listen to the conference call by dialing 800-273-1254 in the U.S. and Canada; 973-638-3440 from abroad, or via a live, audio web cast on the Company’s web site at www.centene.com, under the Investor Relations section.

A replay will be available for on-demand listening shortly after the completion of the call until 11:59 PM (Eastern Time) on January 22, 2010, at the aforementioned URL, or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 from abroad, and entering access code 45124123.

About Centene Corporation
Centene Corporation is a leading multi-line healthcare enterprise that provides programs and related services to individuals receiving benefits under Medicaid, including the Children's Health Insurance Program (CHIP), as well as Aged, Blind, or Disabled (ABD), Foster Care, Long-Term Care and Medicare (Special Needs Plans). The Company operates local health plans and offers a range of health insurance solutions to individuals and the rising number of uninsured Americans. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, life and health management, managed vision, telehealth services, pharmacy benefits management and medication adherence. Information regarding Centene is available via the Internet at www.centene.com.

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The information provided in this press release contains forward-looking statements that relate to future events and future financial performance of Centene. Subsequent events and developments may cause the Company's estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene's or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene's ability to accurately predict and effectively manage health benefits and other operating expenses, competition, changes in healthcare practices, changes in federal or state laws or regulations, inflation, provider contract changes, new technologies, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare. The expiration, cancellation or suspension of Centene's Medicaid Managed Care contracts by state governments would also negatively affect Centene.

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